UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 19, 2016/August 18, 2016

(Date of Report/Date of earliest event reported)

DOMTAR CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-33164	20-5901152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

234 Kingsley Park Drive

Fort Mill, South Carolina 29715

(Address and zip code of principal executive offices)

(803) 802-7500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry Into a Material Definitive Agreement

New Credit Facility

On August 18, 2016, Domtar Corporation (the “Company”) amended and restated its existing unsecured Amended and Restated Credit Agreement, dated October 3, 2014 (the “Existing Credit Agreement”; as so amended and restated, the “2016 Credit Agreement”), among the Company and certain of its subsidiaries (including certain Canadian and European subsidiaries that were not borrowers under the Existing Credit Agreement), as borrowers, and the lenders and agents party thereto. The 2016 Credit Agreement matures on August 18, 2021.

Borrowings by US borrowers under the 2016 Credit Agreement are guaranteed by the Company and its significant domestic subsidiaries. Borrowings by foreign borrowers under the 2016 Credit Agreement are guaranteed by the Company, the Company’s significant domestic subsidiaries and certain of the Company’s foreign significant subsidiaries. Unlike the Existing Credit Agreement, no insignificant subsidiaries guarantee obligations of the borrowers under the 2016 Credit Agreement.

The maximum aggregate amount of availability under the 2016 Credit Agreement is $700 million, an increase of $100 million from Existing Credit Agreement. Borrowings under the 2016 Credit Agreement will bear interest at the same rates as borrowings under the Existing Credit Agreement.

The 2016 Credit Agreement contains customary covenants and events of default for transactions of this type, including two financial covenants: (i) an interest coverage ratio that must be maintained at a level of not less than 3.00 to 1 and (ii) a leverage ratio that must be maintained at a level of not greater than 3.75 to 1 (or 4.00 to 1 upon the occurrence of certain qualifying material acquisitions). The other terms of the 2016 Credit Agreement are generally consistent with the terms of the Existing Credit Agreement.

Amended Farm Credit Term Loan Agreement

On August 18, 2016, the Company entered into an amendment (the “Amendment”) to its Term Loan Credit Agreement, dated July 20, 2015 (the “Farm Credit Agreement”), among the Company, Domtar Paper Company, LLC, as borrower (the “Farm Credit Borrower”), CoBank, ACB, as administrative agent, and the lenders and agents party thereto and the related Guarantee Agreement, pursuant to which, among other things, certain subsidiaries of the Company that guaranteed the Farm Credit Borrower’s obligations under the Farm Credit Agreement were designated as “insignificant subsidiaries” and were released from their guarantees of the Farm Credit Borrower’s obligations under the Farm Credit Agreement, as amended by the Amendment.

Release of Guarantors under the Indenture

The Company is party to the Indenture, dated as of November 19, 2007, among the Company, The Bank of New York Mellon, as trustee, and the subsidiary guarantors party thereto from time to time (as previously supplemented and as may be further supplemented, amended or otherwise modified, the “Indenture”). The Indenture requires that all domestic subsidiaries of the Company that guarantee indebtedness of the Company or its subsidiaries under the 2016 Credit Agreement or any other indebtedness of the Company provide a guarantee of the Company’s obligations under the Indenture (each such subsidiary providing a guarantee of the Company’s obligations under the Indenture, a “Subsidiary Guarantor”). A Subsidiary Guarantor is automatically released from its guarantee and other obligations under the Indenture if such Subsidiary Guarantor is released from all of its obligations under and its guarantees of indebtedness under the 2016 Credit Agreement and all other indebtedness of the Company. The insignificant subsidiaries that guaranteed obligations under the Existing Credit Agreement and the Farm Credit Agreement, but do not guarantee obligations under the 2016 Credit Agreement, the Farm Credit Agreement, as amended by the Amendment, or any other indebtedness of the Company, were automatically released from their guarantee and other obligations under the Indenture.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 concerning the Company’s direct financial obligations under the 2016 Credit Agreement and the Amendment is hereby incorporated herein by reference.

ITEM 8.01	Other Events

The information contained in item 1.01 concerning the release of certain Subsidiary Guarantors from their guarantee and other obligations under the Indenture is hereby incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMTAR CORPORATION
(Registrant)

By:	/s/ Razvan L. Theodoru
	Name:	Razvan L. Theodoru
	Title:	Vice-President, Corporate Law and Secretary
	Date:	August 19, 2016